Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 4, 2019

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
Kennametal Announces Fiscal 2019 Second Quarter Results:
Company posts strong earnings per share and margin expansion on eighth consecutive quarter of growth

Q2 FY19 Highlights

• Earnings per diluted share (EPS) of $0.66; adjusted EPS of $0.71
• Sales of $587 million, up 3 percent year-over-year with organic growth of 4 percent
• Operating margin improved 230 basis points
• Reaffirms fiscal 2019 outlook, including adjusted EPS of $2.90 - $3.20 per share
PITTSBURGH, (February 4, 2019) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2019 second quarter ended December 31, 2018, with EPS of $0.66, compared with $0.50 in the prior year quarter, and adjusted EPS of $0.71, compared with $0.52 in the prior year quarter.

“In the second quarter of fiscal 2019 we delivered strong earnings per share results, margin improvement year-over-year and the eighth consecutive quarter of sales growth,” said President and Chief Executive Officer, Chris Rossi. “These results reflect our continued transformation of Kennametal and the ongoing monetization of our growth and simplification/modernization initiatives. As we look ahead to the second half of our fiscal year and the continued execution of those initiatives, we are reaffirming our previous outlook for the year,” said Rossi.

Fiscal 2019 Second Quarter Key Developments

Sales were $587 million, compared with $571 million in the prior year quarter. Sales increased by 3 percent, driven by 4 percent organic growth and a 2 percent favorable business day effect, partially offset by a 3 percent unfavorable currency exchange effect. Sales grew in all three business segments.

In connection with the Company's simplification/modernization initiative, pre-tax restructuring and related charges were $2 million, or $0.02 per share, and incremental pre-tax benefits from simplification/modernization restructuring were approximately $3 million in the quarter. Annualized run-rate pre-tax benefits of approximately $12 million have been achieved in connection with the simplification/modernization initiatives.

Operating income was $79 million, or 13.4 percent margin, compared to $64 million, or 11.1 percent margin, in the prior year quarter. Adjusted operating income was $81 million, or 13.8 percent margin, compared to $65 million, or 11.4 percent margin, in the prior year quarter. The increase in adjusted operating income is due primarily to organic sales growth and incremental simplification/modernization benefits, partially offset by higher raw material costs and a short-term increase in manufacturing expenses at certain locations due to the timing of simplification/modernization efforts underway. Price realization continued to cover raw material cost inflation.

The reported effective tax rate (ETR) for the quarter was 24.8 percent and the adjusted ETR was 21.3 percent, compared to reported ETR of 29.3 percent and adjusted ETR of 28.4 percent in the prior year quarter. The change in the adjusted ETR is primarily due to U.S. tax reform.

Reported EPS in the current quarter includes a non-recurring benefit related to U.S. tax reform of $0.04, a tax charge from change in permanent reinvestment assertion of $0.07 and restructuring and related charges of $0.02. Reported EPS in the prior year quarter includes a charge from the impact of an out-of-period adjustment to provision for income taxes of $0.07 and a non-recurring benefit related to U.S. tax reform of $0.05.

Net cash flow provided by operating activities was $62 million compared to $41 million in the prior year period. Free operating cash flow (FOCF) was negative $24 million compared to negative $18 million in the prior year period. The change in FOCF is driven primarily by greater net capital expenditures due in part to modernization initiatives, in addition to changes in working capital, partially offset by increased cash flow from operations before changes in certain other assets and liabilities.

Outlook

The Company reaffirms its previous outlook for fiscal year 2019:

•	Adjusted EPS of $2.90 to $3.20 on organic sales growth of 5 to 8 percent

•	Adjusted ETR in the range of 22 to 25 percent

•	Capital spending of $240 to $260 million

•	FOCF of $120 to $140 million

Segment Results

Industrial sales of $317 million increased 2 percent from $312 million year-over-year, reflecting organic sales growth of 3 percent and favorable business day effect of 3 percent, partially offset by a 4 percent unfavorable currency exchange impact. Operating income was $58 million, or 18.1 percent margin, compared to $41 million, or 13.0 percent margin, in the prior year quarter. Adjusted operating income was $59 million, or 18.6 percent margin, compared to $41 million, or 13.0 percent margin, in the prior year quarter. The increase in adjusted operating income is driven primarily by organic sales growth and incremental simplification/modernization benefits, partially offset by a short-term increase in manufacturing expenses at certain locations due to the timing of simplification/modernization efforts underway.

Widia sales of $49 million increased 3 percent from $48 million year-over-year, driven by organic sales growth of 4 percent and favorable business day effect of 3 percent, partially offset by a 4 percent unfavorable currency exchange impact. Operating income was $2 million, or 3.5 percent margin, compared to less than $1 million, or 1.0 percent margin, in the prior year quarter. Adjusted operating income was $2 million, or 3.7 percent margin, compared to $1 million, or 1.4 percent margin, in the prior year quarter. The increase in adjusted operating income is driven primarily by organic sales growth.

Infrastructure sales of $221 million increased 5 percent from $211 million year-over-year, driven by organic sales growth of 4 percent and favorable business day effect of 2 percent, partially offset by a 1 percent unfavorable currency exchange impact. Operating income was $21 million, or 9.3 percent margin, compared to $24 million, or 11.3 percent margin, in the prior year quarter. Adjusted operating income was $21 million, or 9.6 percent margin, compared to $25 million, or 11.8 percent margin, in the prior year quarter. The decrease in adjusted operating income is primarily driven by higher raw material costs, partially offset by organic sales growth, favorable mix and incremental simplification/modernization benefits.

Dividend Declared

Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 26, 2019 to shareholders of record as of the close of business on February 12, 2019.
The Company will discuss its fiscal 2019 second quarter results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, February 5, 2019. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company’s website on the Investor Relations/Events page beginning on February 5, 2019 at 10:00 a.m. through March 5, 2019.

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2019 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2018	2017	2018	2017
Sales	$587,394	$571,345	$1,174,080	$1,113,799
Cost of goods sold	388,796	381,844	764,389	742,348
Gross profit	198,598	189,501	409,691	371,451
Operating expense	114,635	122,138	237,920	242,731
Restructuring and asset impairment charges	1,545	45	2,620	5,570
Amortization of intangibles	3,560	3,677	7,141	7,338
Operating income	78,858	63,641	162,010	115,812
Interest expense	8,104	7,231	16,201	14,379
Other income, net (1)	(4,022)	(3,220)	(6,782)	(7,437)
Income before income taxes	74,776	59,630	152,591	108,870
Provision for income taxes	18,529	17,472	37,921	27,074
Net income	56,247	42,158	114,670	81,796
Less: Net income attributable to noncontrolling interests	1,549	557	3,274	1,011
Net income attributable to Kennametal	$54,698	$41,601	$111,396	$80,785
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.66	$0.51	$1.35	$0.99
Diluted earnings per share	$0.66	$0.50	$1.34	$0.98
Dividends per share	$0.20	$0.20	$0.40	$0.40
Basic weighted average shares outstanding	82,331	81,477	82,218	81,274
Diluted weighted average shares outstanding	83,310	82,778	83,233	82,446
(1) Includes income of $3.6 million and $4.5 million for the three months ended December 31, 2018 and 2017, respectively, and $7.1 million and $8.8 million for the six months ended December 31, 2018 and 2017, respectively, from the combined effects of net periodic pension income and postretirement benefit cost (other than the service cost component) as a result of the adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. The prior period was restated to reflect the retrospective adoption of this standard.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2018	June 30, 2018
ASSETS
Cash and cash equivalents	$96,276	$556,153
Accounts receivable, net	380,683	401,290
Inventories	578,566	525,466
Other current assets	63,509	63,257
Total current assets	1,119,034	1,546,166
Property, plant and equipment, net	855,103	824,213
Goodwill and other intangible assets, net	468,489	478,270
Other assets	88,482	77,088
Total assets	$2,531,108	$2,925,737
LIABILITIES
Current maturities of long-term debt, including notes payable	$3,371	$400,200
Accounts payable	198,350	221,903
Other current liabilities	210,332	264,428
Total current liabilities	412,053	886,531
Long-term debt	591,688	591,505
Other liabilities	219,083	217,374
Total liabilities	1,222,824	1,695,410
KENNAMETAL SHAREHOLDERS’ EQUITY	1,269,740	1,194,325
NONCONTROLLING INTERESTS	38,544	36,002
Total liabilities and equity	$2,531,108	$2,925,737

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2018	2017	2018	2017
Outside Sales:
Industrial	$317,320	$312,448	$637,878	$609,912
Widia	48,954	47,744	97,626	92,987
Infrastructure	221,120	211,153	438,576	410,900
Total sales	$587,394	$571,345	$1,174,080	$1,113,799
Sales By Geographic Region:
Americas	$295,626	$275,488	$584,755	$537,877
EMEA	174,608	174,611	346,115	341,165
Asia Pacific	117,160	121,246	243,210	234,757
Total sales	$587,394	$571,345	$1,174,080	$1,113,799
Operating Income (2):
Industrial	$57,519	$40,504	$116,061	$72,543
Widia	1,728	474	3,822	154
Infrastructure	20,614	23,833	44,474	44,223
Corporate (3)	(1,003)	(1,170)	(2,347)	(1,108)
Total operating income	$78,858	$63,641	$162,010	$115,812
(2) Amounts for the three and six months ended December 31, 2017 were restated to reflect retrospective application for adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. Operating income was affected by the restatement of the prior year period in the following manner for the three months ended December 31, 2017: Industrial lower $2.8 million; Widia lower $0.4 million, Infrastructure lower $1.7 million and Corporate lower expense of $0.3 million. For the six months ended December 31, 2017: Industrial lower $5.6 million; Widia lower $0.8 million, Infrastructure lower $3.4 million and Corporate lower expense of $0.8 million.
(3) Represents unallocated corporate expenses

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal shareholders; diluted EPS; Industrial operating income and margin; Widia operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2018 include: (1) restructuring and related charges, (2) non-recurring effect of tax reform and (3) tax charge from change in permanent reinvestment assertion. Adjustments for the three months ended December 31, 2017 include: (1) restructuring and related charges, (2) impact of out-of-period adjustment to provision for income taxes and (3) non-recurring effect of tax reform. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2019 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales growth and FOCF. The most comparable GAAP financial measures are earnings per share, ETR, sales growth and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2018 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(4)	Diluted EPS
Reported results	$587,394	$78,858	24.8%	$54,698	$0.66
Reported margins		13.4%
Restructuring and related charges	—	2,071	—	1,621	0.02
Non-recurring effect of tax reform (5)	—	—	4.6	(3,452)	(0.04)
Tax charge from change in permanent reinvestment assertion (6)	—	—	(8.1)	6,093	0.07
Adjusted results	$587,394	$80,929	21.3%	$58,960	$0.71
Adjusted margins		13.8%
(4) Attributable to Kennametal
(5) Primarily the additional net benefit of $4 million recorded to reflect finalization of the amounts recorded for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax). The final toll tax charge, incorporating IRS guidance through December 31, 2018, is $78 million after available foreign tax credits.
(6) As a result of TCJA, the Company reevaluated its permanent reinvestment assertion in certain jurisdictions, concluding that the unremitted earnings and profits of certain of our non-U.S. subsidiaries and affiliates will no longer be permanently reinvested. This change in assertion required the recognition of a tax charge of $6 million primarily for foreign withholding and state income taxes.

THREE MONTHS ENDED DECEMBER 31, 2018 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income(2)	Sales	Operating income(2)	Sales	Operating income(2)
Reported results	$317,320	$57,519	$48,954	$1,728	$221,120	$20,614
Reported operating margin		18.1%		3.5%		9.3%
Restructuring and related charges	—	1,480	—	76	—	514
Adjusted results	$317,320	$58,999	$48,954	$1,804	$221,120	$21,128
Adjusted operating margin		18.6%		3.7%		9.6%

THREE MONTHS ENDED DECEMBER 31, 2017 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(4)	Diluted EPS
Reported results	$571,345	$63,641	29.3%	$41,601	$0.50
Reported margins		11.1%
Restructuring and related charges	—	1,489	1.5	192	—
Impact of out-of-period adjustment to provision for income taxes (7)	—	—	(8.9)	5,297	0.07
Non-recurring effect of tax reform (8)	—	—	6.5	(3,886)	(0.05)
Adjusted results	$571,345	$65,130	28.4%	$43,204	$0.52
Adjusted margins		11.4%
(7) Non-cash charge associated with the out-of-period impact of recording an adjustment to deferred tax charges associated with intra-entity product transfers.
(8) During the three months ended December 31, 2017, the Company estimated the toll tax to be $77 million after available foreign tax credits. The toll tax charge was expected to consume the Company's entire U.S. federal net operating loss carryforward and other credit carryforwards, which represent a significant portion of previously available deferred tax assets, and was offset by the release of the valuation allowance associated with these assets. The toll tax charge was preliminary, and subject to finalization of the Company's 2018 U.S. federal income tax return and applying any additional regulatory guidance issued after December 31, 2017.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income(2)	Sales	Operating income(2)	Sales	Operating income(2)
Reported results	$312,448	$40,504	$47,744	$474	$211,153	$23,833
Reported operating margin		13.0%		1.0%		11.3%
Restructuring and related charges	—	116	—	199	—	1,174
Adjusted results	$312,448	$40,620	$47,744	$673	$211,153	$25,007
Adjusted operating margin		13.0%		1.4%		11.8%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,

(in thousands)	2018	2017
Net cash flow provided by operating activities (9)	$61,501	$41,074
Purchases of property, plant and equipment (9)	(88,076)	(59,523)
Disposals of property, plant and equipment	2,490	846
Free operating cash flow	$(24,085)	$(17,603)
(9) The Company revised its statement of cash flow for the six months ended December 31, 2017, resulting in a decrease of $26 million to previously reported net cash flow provided by operating activities and a corresponding decrease to previously reported net cash flow used for investing activities. The Company has concluded that the impact of the revision was not material to the previously issued interim financial statements. The revision had no impact on the previously issued annual financial statements nor FOCF in any period.

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended December 31, 2018	Industrial	Widia	Infrastructure	Total
Organic sales growth	3%	4%	4%	4%
Foreign currency exchange impact (10)	(4)	(4)	(1)	(3)
Business days impact (11)	3	3	2	2
Sales growth	2%	3%	5%	3%

(10) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.
(11) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.